Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated May 8, 2024, except for Note 18 for which the date is October 4, 2024 in Amendment No. 8 to the Registration Statement on Form F-1(No. 333-277725), under the Securities Act of 1933 with respect to the consolidated balance sheets of Jyong Biotech Ltd. and its subsidiaries(collectively the “Group”) as of December 31, 2022 and 2023, and related consolidated statements of operations and comprehensive loss, change in shareholders’ deficit and cash flows, for the years ended December 31, 2022 and 2023, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California	WWC, P.C.
December 18, 2024	Certified Public Accountants
PCAOB ID: 1171